As filed with the Securities and Exchange Commission on August  5, 2009

Registration No. 333-55020

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALIGN TECHNOLOGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3267295
(State of Incorporation)	(I.R.S. Employer Identification No.)

881 Martin Avenue

Santa Clara, CA 95050

(Address of Principal Executive Offices)

2001 Stock Incentive Plan

(Full Titles of the Plans)

Kenneth B. Arola

Chief Financial Officer

Align Technology, Inc.

881 Martin Avenue

Santa Clara, CA 95050

(408) 470-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Fennell, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300	Roger E. George Vice President, Corporate and Legal Affairs and General Counsel Align Technology, Inc. 881 Martin Avenue Santa Clara, CA 95050 (408) 470-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

Align Technology, Inc., a Delaware corporation (the “Company”) is filing this Post-Effective Amendment No. 3 to Registration Statement on Form S-8 to deregister certain securities previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 5, 2001 (Registration No. 333-55020) (the “Initial Registration Statement”).  The Initial Registration Statement registered 12,171,362 shares of the Company’s common stock (the “Common Stock”) for issuance, offer or sale pursuant to the Company’s 2001 Stock Incentive Plan (the “2001 Plan”).

In May 2005, stockholder approval was obtained for the Company’s 2005 Incentive Plan (“2005 Plan”), which replaced the 2001 Plan.  No further awards will be made under the 2001 Plan. The 2005 Plan has 9,983,379 shares of Common Stock reserved for issuance, plus up to an aggregate of 5,000,000 shares that may be returned to the 2001 Plan as a result of termination of outstanding options or repurchase of shares.  As of June 30, 2009, 248,033 additional shares of Common Stock had been transferred to the 2005 Plan as a result of the termination of outstanding options initially granted under the 2001 Plan (such 248,033 shares are in addition to the 2,093,485 shares of Common Stock that were previously transferred from the 2001 Plan to the 2005 Plan).  Accordingly, 248,033  of the shares of Common Stock that would otherwise have been available for grant under the 2001 Plan (the “Carryover Shares”) are now available for issuance, offer and sale under the 2005 Plan.  The Carryover Shares are hereby deregistered.  The Initial Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for issuance, offer or sale pursuant thereto upon and following the exercise of options previously granted under the 2001 Plan.

In accordance with the principals set forth in Interpretation 89 under Section G of the Division of Corporation Finance’s Manual of Publicly Available Telephone Interpretations dated July 1997 and Instruction E to the General Instructions of Form S-8, the Company is filing this Post-Effective Amendment No. 3 contemporaneously with a Registration Statement on Form S-8 filed by the Company to register the Carryover Shares for offer or sale pursuant to the 2005 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Registration Statement No. 3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 5th day of August 2009.

ALIGN TECHNOLOGY, INC.

By:	/s/ Kenneth B. Arola
Kenneth B. Arola
Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, Kenneth B. Arola and Thomas M. Prescott as his or her attorney-in-fact, each with full power of substitution and resubstitution, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Registration Statement No. 3 has been signed below by the following persons in the capacities indicated this 5th  day of August, 2009.

Signature	Title

/s/ Thomas M. Prescott	President and Chief Executive Officer (Principal Executive
Thomas M. Prescott	Officer)

/s/ Kenneth B. Arola	Vice President and Chief Financial Officer (Principal Financial
Kenneth B. Arola	and Accounting Officer)

/s/David E. Collins	Director
David E. Collins

/s/ Joseph Lacob	Director
Joseph Lacob

/s/ C. Raymond Larkin Jr.	Director and Chairman of the Board
C. Raymond Larkin Jr.

/s/ David C. Nagel	Director
David C. Nagel

/s/ George J. Morrow	Director
George J. Morrow

/s/ Greg J. Santora	Director
Greg J. Santora

/s/ Warren S. Thaler	Director
Warren S. Thaler